Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548

                        CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - January 2006
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (23,556.698 units) at December 31, 2005          $ 39,856,467
Additions of 438.069 units on January 31, 2006                        756,375
Redemptions of (96.839) units on January 31, 2006                    (167,203)
Offering Costs                                                        (30,728)
Net Income (Loss) - January 2006                                      847,567
                                                                 ------------

Net Asset Value (23,897.928 units) at January 31, 2006           $ 41,262,478
                                                                 ============

Net Asset Value per Unit at January 31, 2006                     $   1,726.61
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                      $  (263,041)
    Change in unrealized                                            1,321,686

  Gains (losses) on forward contracts:
    Realized                                                            3,592
    Change in unrealized                                              (75,840)
  Interest income                                                     141,881
                                                                 ------------

                                                                    1,128,278
                                                                 ------------

Expenses:
  Brokerage fee                                                       104,646
  Performance fee                                                     168,760
  Operating expenses                                                    7,305
                                                                 ------------

                                                                      280,711
                                                                 ------------

Net Income (Loss) - January 2006                                  $   847,567
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2006                       $  1,726.61

Net Asset Value per Unit on December 31, 2005                      $  1,691.94

Unit Value Monthly Gain (Loss) %                                          2.05 %

Fund 2006 calendar YTD Gain (Loss) %                                      2.05 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,


A good start to the New Year...

2006 began well with gains across all portfolios. It was a relatively quiet month in currencies, while global equity markets were choppy. Geopolitical concerns, demand fundamentals and increased investor interest continued to drive metals and energy prices higher.

The Stock Indices sector was our best performing sector in January as prices rallied back from a mid-month sell-off and continued the up-trend which began late in 2005. Energy markets were volatile but profitable as losses in Natural Gas were more than offset by gains in the Crude Oil complex. Industrial and precious metals prices also rose in January, contributing small gains to our portfolios.

The long end of the US yield curve reversed sharply in mid-month, resulting in losses as interest rate markets tried to assimilate conflicting economic data and the change in Federal Reserve leadership. Continued weakening of the US Dollar also resulted in losses, but was somewhat offset by gains earned on non-Dollar positions.

Portfolio diversification is at the very core of our efforts to deliver attractive risk adjusted returns to our investors. In this context it is interesting to note that Stock Indices, our best performing sector in January was the only negative sector for all of 2005, while the best performing sectors in 2005 were the source of losses in January. We never know where future gains and losses will come from, so maintaining maximum diversification of both models and markets is absolutely essential.

If you have any questions, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO